Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza Announces Resubmission of AZ-004 (Staccato®Loxapine) NDA
Application Seeks Marketing Approval for AZ-004 for the Rapid Treatment of Agitation
in Patients with Schizophrenia or Bipolar Disorder
Mountain View, California — August 5, 2011 — Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that it has resubmitted its AZ-004 New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) in response to a Complete Response Letter (CRL) received in October 2010. The Company believes this is a Class 2 resubmission with a six-month review cycle. AZ-004 is being developed for the rapid treatment of agitation in schizophrenia or bipolar disorder patients.
In addition to the data from the original NDA and additional analyses of some of those data, the AZ-004 resubmission contains new data from the successfully completed human factors study, stability data from new production batches manufactured late last year, updated manufacturing and controls sections addressing findings from the Company’s Pre-Approval Inspection, and updated draft labeling and a comprehensive REMS proposal.
About Alexza Pharmaceuticals, Inc.
Alexza is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. (Click here to see an animation of how the Staccato system works.)
AZ-004 (Staccato loxapine) is Alexza’s lead program, which is being developed for the rapid treatment of agitation in schizophrenia or bipolar disorder patients. Alexza has completed and announced positive results from both of its AZ-004 Phase 3 clinical trials and submitted the AZ-004 NDA in December 2009. In October 2010, the Company received a Complete Response Letter, or CRL, from the FDA, regarding its NDA for AZ-004. The Company completed an end-of-review meeting with the FDA in late December 2010 and a Risk Evaluation and Mitigation Strategy (REMS) guidance meeting with the FDA in April 2011. Alexza believes that the AZ-004 NDA is a Class 2 resubmission and the review period will be 6 months, and that the FDA will likely present the AZ-004 application to an Advisory Committee during the review period.
For more information about Alexza, the Staccato technology or the Company’s development programs, please visit www.alexza.com.
Safe Harbor Statement
The anticipated news release and conference call will contain forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the adequacy of the Company’s capital to support the Company’s current operations, the potential of the Company’s planned AZ-004 NDA resubmission to adequately address the issues in the CRL, the timing of the FDA’s review of the NDA and the eventual prospects that AZ-004 will be approved for marketing. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Derek K. Cole
Head, Investor Relations and Corporate Communications
650.944.7373
dcole@alexza.com